Exhibit 4.27

[FORM OF] ELEVENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT

This ELEVENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT, dated as of [●], 2015 (this “Amendment”), is entered into among SYNCHRONY BANK, a federal savings association organized under the laws of the United States (“Bank”), PLT HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“PLT Holding”), RFS HOLDING, INC., a corporation organized under the laws of the State of Delaware (“RFS Inc.”), and RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), pursuant to the Receivables Sale Agreement referred to below.

WITNESSETH:

WHEREAS, Bank, PLT Holding, RFS Inc. and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, the Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, the Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, the Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, the Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, the Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, the Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, the Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, and the Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014 (as amended, the “Agreement”); and

WHEREAS, Buyer, Bank, PLT Holding and RFS Inc. desire to amend the Agreement as set forth herein;

NOW, THEREFORE, Buyer, Bank, PLT Holding and RFS Inc. hereby agree as follows:

1.          Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.          Amendments to the Agreement.

(a)          Section 1.1 of the Agreement is amended by adding the following definition in appropriate alphabetical order:

“Indenture Trustee” means the indenture trustee under the Indenture.

“Requesting Party” means any Person, including any Verified Note Owner (as defined in the Indenture), requesting that the Seller repurchase a Transferred Receivable as a result of a breach of a representation or warranty of the Seller set forth in this Agreement.

(b)          Section 7.6 of the Agreement is hereby amended by adding the following new sentence immediately following the last sentence of such section:

Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that any alteration, amendment or other modification of this Agreement shall not require the written agreement of PLT Holding, L.L.C. or RFS Holding, Inc.

(c)          The following new Section 7.16 is hereby added to the Agreement immediately after existing Section 7.15 therein:

Section 7.16. Dispute Resolution.

(a)          If a request to Seller to repurchase a Transferred Receivable pursuant to this Agreement is not resolved by the end of the 180-day period beginning on the date on which Seller receives notice of such request, then the Requesting Party will have the right to refer the matter, at is discretion, to either mediation or arbitration pursuant to this Section 7.16; provided, however, that any such referral shall be made (i) within the applicable statute of limitations period and (ii) within [90] days of the delivery of the monthly noteholder statement following the end of such 180-day period.

(b)          The Requesting Party shall provide notice in accordance with Section 7.1 of its intention to refer the matter to mediation or arbitration, as applicable, to Seller, with a copy to the Buyer (if not the Requesting Party). Seller agrees to participate in the resolution method selected by the Requesting Party. Seller shall provide notice to the Buyer, the Issuer and the Indenture Trustee that it has received a request to mediate or arbitrate a repurchase request.

(c)          If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i)          the mediation will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s mediation procedures in effect at such time;

(ii)         the fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation;

(iii)        the mediator will be impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the repurchase dispute and will be appointed from a list of neutrals maintained by the American Arbitration Association (the “AAA”); and

(iv)        if the parties fail to agree at the completion of the mediation, the Requesting Party may refer the repurchase request to arbitration under this Section 7.16 or may, in accordance with the terms of this Agreement and the Indenture, pursue other remedies including legal proceedings.

(d)          If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

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(i)        The arbitration will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s arbitration procedures in effect at such time;

(ii)        The arbitrator will be an impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the dispute hereunder and will be appointed from a list of neutrals maintained by the AAA;

(iii)        The arbitrator will make its final determination no later than [90] days after appointment or as soon as practicable thereafter. The arbitrator will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by it, and Seller shall not be required to pay more than the repurchase price required to be paid by the Seller in accordance with Section 6.1. In its final determination, the arbitrator will determine and award the costs of arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator will be in writing and counterpart copies will be promptly delivered to the parties. The determination will be final and non-appealable absent manifest error, except for actions to confirm or vacate the determination that are permitted under applicable federal or state law and may be enforced in any court of competent jurisdiction;

(iv)        By selecting binding arbitration, the Requesting Party is waiving the right to sue in court, including the right to a trial by jury; and

(v)         No Person may bring a putative or certified class action to arbitration.

(e)          Seller will not be required to produce personally identifiable information about any Obligor for purposes of any mediation or arbitration. The details and/or existence of any unfulfilled repurchase request, any meetings or discussions regarding any unfulfilled repurchase request, mediations or arbitration proceedings conducted under this Section 7.16, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to resolve an unfulfilled repurchase request, any information exchanged in connection with any mediation, and any discovery taken in connection with any arbitration (collectively, “Confidential Information”), shall be and remain confidential and inadmissible (except as required in accordance with applicable law) for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 7.16) other than as required to be disclosed in accordance with applicable law, regulatory requirements, or court order or to the extent that Seller, in its sole discretion, elects to disclose such information. Such information will be kept strictly confidential and will not be disclosed to any third party; provided that a party may disclose such information to its own attorneys, experts, accountants and other agents and representatives (collectively, “Representatives”), as reasonably required in connection with any resolution procedure under this Section 7.16, if the disclosing party (a) directs such Representatives to keep the information confidential, (b) is responsible for any disclosure by its Representatives of such information and (c) takes at its sole expense all reasonable measures to restrain such Representatives from disclosing such information. If any party receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for Confidential Information, the recipient will promptly notify the other party and will provide the other party with the opportunity to object to the production of its Confidential Information or seek other appropriate protective remedies, consistent with the applicable requirements of law and regulation. If, in the absence of a protective order, such party or any of its representatives are compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the Confidential Information, such party may disclose to the party compelling disclosure only the part of such Confidential Information that is required to be disclosed.

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3.          Representations and Warranties of Sellers. Each of Bank and RFS Inc. hereby represents and warrants to Buyer as of the date hereof that this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

4.          Effectiveness. This Amendment shall become effective as of the date first written above; provided that Buyer, Bank and RFS Inc. shall have executed a counterpart of this Amendment.

5.          Binding Effect; Ratification.

(a)          On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Receivables Sale Agreement and (ii) each reference in the Receivables Sale Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Receivables Sale Agreement, shall mean and be a reference to such Receivables Sale Agreement as amended hereby.

(b)          Except as expressly amended hereby, the Receivables Sale Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6.          No Proceedings. Until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, neither of Bank or RFS Inc. shall, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Bank’s or RFS Inc.’s right to pursue any other creditor rights or remedies that Bank or RFS Inc. may have under any applicable law. The Receivables Sale Agreement and the obligations of the Bank and RFS Inc. under this Section 6 shall survive the termination of the Agreement.

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7.          Miscellaneous.

(a)          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)          Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)          This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first above written.

RFS HOLDING, L.L.C., as Buyer

By:
Name:
Title:

Eleventh Amendment to
Receivables Sale Agreement

S-1

SYNCHRONY BANK, as a Seller

By:
Name:
Title:

Eleventh Amendment to
Receivables Sale Agreement

S-2

RFS HOLDING, INC., as a Seller

By:
Name:
Title:

Eleventh Amendment to
Receivables Sale Agreement

S-3

PLT HOLDING, L.L.C., as a Seller

By:
Name:
Title:

Eleventh Amendment to
Receivables Sale Agreement

S-4